Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the rights of our common shares and preferred shares as set forth in our Articles of Amalgamation, as amended, and By-laws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this Exhibit 4.1 is a part. Additionally, we have provided a summary of the “advance notice provisions” contained in our By-laws. This summary does not purport to be complete and is qualified in its entirety by the full text of our aforementioned constating documents and by applicable law.

Our authorized capital consists of an unlimited number of common shares (without nominal or par value) and an unlimited number of preferred shares (without nominal or par value), which are issuable in series.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common shares. The ability of our board of directors to issue additional shares without shareholder approval could enhance the board’s ability to negotiate on behalf of the shareholders in a take-over situation but could also be used by the board of directors to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

Description of Common Shares

Dividend Rights

Subject to any rights, privileges, restrictions and conditions which may apply to any series of preferred shares that are issued, holders of our common shares are entitled to receive dividends, if, as and when declared by the board of directors.

Voting Rights

The holders of the common shares are entitled to receive notice of and attend any meeting of our shareholders and are entitled to cast one vote for each common share held.

No Preemptive, Conversion or Redemption Rights

Holders of our common shares are not entitled to preemptive rights and our common shares are not subject to conversion or redemption.

Rights upon Liquidation

On the winding-up, liquidation or dissolution of our company or upon the happening of any other event giving rise to a distribution of our assets, other than by way of dividend amongst our shareholders, for the purposes of winding-up our affairs, subject to any rights, privileges, restrictions and conditions which may have been determined by the directors to attach to any series of preferred shares, the holders of all common shares shall be entitled to participate pari passu.

Action Necessary to Change the Rights of Holders of our Shares

Under the Business Corporations Act (Alberta) (“ABCA”), a company can amend its articles and governing documents with approval of shareholders pursuant to a special resolution of its shareholders. A “special resolution” is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. Items that can be amended via special resolution include (but are not limited to): a change in our name; changing any maximum number of shares that we are authorized to issue; creating new classes of shares; reducing the stated capital attributable to a class of shares; changing the designation of our shares and adding, changing or removing any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of our shares, whether issued or unissued; changing the shares of any class or series into a different number of shares of the same class or series (i.e. a stock split or a reverse stock split) or into the same or a different number of shares of other classes or series; or adding, changing or removing any provision that is permitted by the ABCA to be included in the articles of a company.

Under the ABCA, the holders of shares of a class or series may be entitled to vote separately as a class or series in relation to certain proposed amendments to the articles. In the case of shares of a series, the holders of a particular series of shares are entitled to a separate series vote where the holders of the applicable series are affected by an amendment in a manner different from other shares of the same class. This separate class or series vote applies whether or not the shares of a class or series otherwise carry the right to vote.

Shareholder Meetings

Under the ABCA: (1) We must hold an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting; (2) the directors may at any time call a special meeting of shareholders; and (3) the registered or beneficial holders of not less than 5% of our issued shares that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition subject to satisfying certain requirements in the ABCA, including requirements related to the proposed subject matter of the meeting.

The most recent annual meeting of our shareholders was held on November 5, 2019.

The ABCA requires that notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting: (1) to each shareholder on record that is entitled to vote at the meeting; (2) to each director; and (3) to our auditor.

We must also comply with certain continuous disclosure obligations of a reporting issuer in Canada respecting shareholder meetings.

Certain Earl Warning Disclosure and Take-over Bid Requirements

Canadian laws applicable to us provide for early warning disclosure requirements and for take-over bid rules for bids made to security holders in various jurisdictions in Canada, a summary of which is set forth below.

In Canada, securities laws are a matter of provincial/territorial jurisdiction and, as a result, early warning disclosure requirements and bids are governed by applicable corporate and securities legislation in each province or territory, which includes policies and instruments implemented by Canadian Securities Administrators which have been adopted in the applicable jurisdiction.

Under the laws of the Provinces of Alberta and British Columbia, the jurisdictions in Canada in which we are a reporting issuer (as defined under provincial securities law), when any person (an “offeror”) acquires beneficial ownership of, or the power to exercise control or direction over, voting or equity securities of any class of an issuer, or securities convertible into voting or equity securities of any class of an issuer that, together with such offeror’s securities of that class, would constitute 10% or more of the outstanding securities of that class, the offeror must (a) issue no later than the opening of trading on the business day following the acquisition a press release announcing the acquisition, and file that press release on SEDAR; and (b) prepare and file an “early warning report” of such acquisition with the applicable securities regulatory authorities (on SEDAR) within two business days of the acquisition. For purposes of determining the “offeror’s securities”, an offeror is required to include securities in respect of which beneficial ownership or control or direction is held by the offeror as well as persons considered to be “acting jointly or in concert” with the offeror. Further, there are rules with respect to “deemed beneficial ownership” of securities, including a provision whereby a person is deemed to beneficially own a security by virtue of ownership of a security convertible into that security within 60 days.

Once an offeror has filed an “early warning report” as described in the above paragraph, the offeror is required to issue further press releases and file further early warning reports (a) each time that the offeror, or any person acting jointly or in concert with the offeror, acquires of disposes of beneficial ownership of, or acquires or ceases to have control or direction over, or either (i) securities in an amount equal to 2% or more of the outstanding securities of the class of securities that was the subject of the most recent report filed by the offeror; or (ii) securities convertible into an additional 2% or more of the outstanding securities of the applicable class; or (b) upon a change in any other material fact set out in the most recent early warning report required to be filed by the offeror. Certain institutional investors may elect to comply with an alternative monthly reporting system.

In Alberta, British Columbia and other Canadian jurisdictions, a take-over bid is generally defined as an offer to acquire outstanding voting or equity securities of a class of an issuer made to any holder in the applicable jurisdiction, or whose address as shown on the books of the issuer is in the applicable jurisdiction, if the securities subject to the offer to acquire, together with securities beneficially owned, or over which control or direction is exercised, by the offeror and any person “acting jointly or in concert” with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities of the issuer at the date of the offer to acquire.

Subject to limited exemptions, a take-over bid must generally be made to all holders of securities of the class that is subject to the bid who are in the applicable jurisdiction, and subject to certain exceptions, must allow such security holders at least 105 days to accept the bid. Unless exemptions are available, the offeror must deliver to the security holders a take-over bid circular which describes the terms of the take-over bid and satisfies other disclosure requirements. The directors of the subject issuer must deliver a directors’ circular not later than 15 days after the date of the bid, either making or declining to make a recommendation to security holders to accept or reject the bid and the reasons for their making or not making a recommendation, or otherwise advising security holders that the board is not making a recommendation (and the reasons therefor) or that the board is considering whether to make a recommendation (and the reasons therefor, together with advice that security holders should not tender to the bid until receiving further communication from the directors). Whilst provincial securities laws in Canada only regulate offers to residents of the particular province, the Canadian Securities Administrators have adopted a policy whereby they may issue a cease trade order against a company if a take-over bid is not made to all Canadian security holders.

One exemption from the requirements applicable to take-over bids is in the case of a “foreign take-over bid”. Such an exemption may be available where (among other requirements): (a) security holders whose last address as shown on the books of the offeree issuer is in Canada hold less than 10% of the outstanding securities of the class subject to the bid at the commencement of the bid; (b) the offeror reasonably believes that security holders in Canada beneficially own less than 10% of the outstanding securities of the class subject to the bid at the commencement of the bid; (c) the published market on which the greatest volume of trading in securities of that class occurred during the 12 months immediately preceding the commencement of the bid was not in Canada; (d) security holders in the local jurisdiction are entitled to participate in the bid on terms at least as favourable as the terms that apply to the general body of security holders of the same class; (e) at the same time as material relating to the bid is sent by or on behalf of the offeror to security holders of the class that is subject to the bid, the material is filed and sent to security holders whose last address as shown on the books of the offeree issuer is in the local jurisdiction; and (f) if no material is sent by or on behalf of the offeror to security holders, then the availability of the bid documents must be advertised to shareholders in a permitted manner. For a complete description of the foreign take-over bid exemption, readers are referenced to Multilateral Instrument 62-104 – Take-over Bids and Issuer Bids, issued by the Canadian Securities Administrators.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is AST Trust Company (Canada). Our transfer agent’s address is 1 Toronto Street, Suite 1200, Toronto, Ontario M5C 2VC and its telephone number is (416) 682-3844.

Our co-transfer agent is American Stock Transfer & Trust Company.

Listing

Our common shares are listed on the NYSE American under the symbol “ZOM.”

Description of Preferred Shares

Our board of directors is authorized to issue an unlimited number of preferred shares in one or more series, without shareholder approval, unless shareholder approval is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our preferred shares may be listed or quoted. Our board is authorized to establish from time to time the number of preferred shares to be included in each series and to fix the rights, privileges, restrictions and conditions attaching to the series. This right of the board is subject to the requirements of the ABCA, and our Articles of Amalgamation, which establish “class rights” applicable to the preferred shares, as a class. The class rights applicable to the preferred shares authorize the directors to determine the designation, rights, privileges, restrictions and conditions attaching to the applicable series at the time of issue, including the authority to determine dividend rights and rights on winding up, liquidation or dissolution of the Company, which may have priority in relation to the common shares. Further, the class rights provide that the preferred shares are not entitled to notice of or to vote at meetings of the shareholders of the Company.

Series 1 Preferred Shares

The only series of preferred shares that has been created to date is the “Series 1 Preferred Shares”. An aggregate of 20 Series 1 Preferred Shares have been authorized, and 12 Series 1 Preferred Shares have been issued at a “Stated Value” of US $1,000,000 per share.

Holders of the Series 1 Preferred Shares are not entitled to dividends but, in lieu thereof, are entitled to receive payments defined as “Net Sales Returns”. Net Sales Returns are to equal 9% of “Net Sales” made by the Company or its affiliates for the sale of its products. Holders of Series 1 Preferred Shares are entitled to receive Net Sales Returns until such time as the holders have received total Net Sales Returns in respect of each Series 1 Preferred Share equal to 9 times the Stated Value of each Series 1 Preferred Share. We will have the right to redeem the outstanding Series 1 Preferred Shares at any time at a redemption price equal to 9 times the aggregate Stated Value of each Series 1 Preferred Share outstanding, less the aggregate amount of the Net Sales Returns paid in respect of each share (the “Redemption Amount”). Upon any dissolution, liquidation or winding up, or other distribution of the assets of the Company for the purposes of winding up its affairs (other than a Fundamental Transaction, as defined below), the holders of Series 1 Preferred Shares will be entitled to a receive the Stated Value of each Series 1 Preferred Share less the Net Sales Returns paid on each Series 1 Preferred Share. Such amount shall be paid before any distribution is made to the holders of the common shares. A “Fundamental Transaction” is defined in the Series 1 Preferred Shares to mean: (a) an amalgamation, merger or other business combination transaction involving our company whereby all or substantially all of the outstanding common shares are sold, transferred or exchanged pursuant to which our shareholders before the transaction do not have the right after the transaction to cast more than 50% of the votes that may be cast for the election of directors of the successor or continuing corporation; or (b) a sale, lease or disposition of the properties and/or assets of our company as an entirety or substantially as an entirety to another person and the subsequent distribution of the consideration received to common shareholders. In the event of a Fundamental Transaction, the holders of the Series 1 Preferred Shares will be entitled to receive consideration for each Series 1 Preferred Share equal to a multiple of the Stated Value of the Series 1 Preferred Shares ranging from 5.0 to 9.0 depending on the date of completion of the Fundamental Transaction, subject to a cap equal to the Redemption Amount. The entitlement of holders of Series 1 Preferred Shares in the event of a Fundamental Transaction ranks prior in right of payment to the rights of holders of common shares. In connection with any proposed amendment to the rights, privileges, restrictions or conditions attaching to the Series 1 Preferred Shares, there is a requirement for such holders to approve the amendment at a meeting by the affirmative vote of not less than two-thirds, with holders entitled to one vote in respect of each Series 1 Preferred Share held. This approval requirement is in addition to any other approval requirement under applicable law.

Advance Notice By-laws

Our By-laws contain “advance notice” provisions with respect to the rights of holders of common shares to nominate directors for election at a meeting of shareholders. The By-laws require shareholders to notify the Company of nominations 30 to 65 days in advance of an annual meeting, except that, where the meeting is to be held less than 50 days after the Company makes a public announcement of the meeting date, shareholders have until 10 days after the announcement of the meeting date to submit a notification. In the case of special meetings where annual business is not conducted, shareholders have until 15 days following the public announcement of the meeting date to submit a notification.

The notice provided by shareholders must include certain information, including information about the proposed nominee that would be required to be included in a dissident proxy circular in connection with the solicitation of proxies for the election of directors under the ABCA and applicable securities laws. The Company may also require the proposed nominee to provide additional information related to the determination of the status of the nominee as an independent director.

The By-laws do not affect the ability of shareholders to make shareholder proposals or to requisition a meeting, in each case in accordance with the provisions of the ABCA.

The directors of the Company have the ability to waive any requirement in this regard.